Exhibit (c)(2)
Petroleum Development Corporation June 11, 2011 in its Capacity as Managing General Partner of PDC 2003-C LP PDC 2003-C Discussion Materials for the Special Transaction Committee of the Board of Directors Confidential

Petroleum Development Table of Contents Corporation Tab Transaction Background 1 Financial Analysis 2 Appendix Disclaimer

Transaction Background

Transaction Summary of Transaction Terms Background Relevant Parties: Aggregate Transaction Consideration of Proposed Transaction: Petroleum Development Corporation (the “Company”) $4.704 million in cash DP 2004 Merger Sub, LLC (“Merger Sub”) Per LP interest transaction consideration of $5,603 in cash PDC 2003-C Limited Partnership (the “Partnership”) Transaction Consideration adjustment mechanism based on the five year average strip price of natural gas and crude oil (the Form of Consideration: “Adjustment Mechanism”) Cash Financing: Form of Transaction: Cash on hand and / or the Company’s revolving credit facility Merger Voting: Majority of the outstanding limited partnership interest other than the LP interest held by the Company

Transaction Asset Reserve Summary Background Reserve Summary Gas NGLs Oil Total (MMcf) (MBbl) (MBbl) (MMcfe) Proved Reserves: Proved reserves, January 1, 2009 2,561 — 277 4,223 Revisions of previous estimates (1,801) — (187) (2,923) Production (103) — (9) (157) Proved reserves, December 31, 2009 657 — 81 1,143 Revisions of previous estimates 554 73 119 1,706 Production (87) (2) (8) (147) Proved reserves, December 31, 2010 1,124 71 192 2,702 Proved Developed Reserves, as of: December 31, 2009 409 — 48 697 December 31, 2010 326 15 45 686 Proved Undeveloped Reserves, as of: December 31, 2009 248 — 33 446 December 31, 2010 798 56 147 2,016 Source: December 31, 2010 Form 10-K.

Transaction Ownership Summary Background PDC Partnership Ownership Percentage Interests Percentage Non-PDC Owned Interests(1) 839.55 76.78% PDC Owned LP Interests 35.26 3.22% PDC GP Interest(2) 218.70 20.00% Total Interests Including GP 1,093.51 100.0%

Financial Analysis

Financial Analysis Financial Analysis Summary LP Interest Valuation Reference Range1 $12,000 $10,000 Proposed Transaction Consideration $8,000 Interest of $5,603 per LP Interest LP $6,000 $5,562 Per 0 00 Price $4,326 $3,987 $3,987 $4,000 $4,326 $3,625 $2,742 $3,090 $2,900 $2,327 $2,000 $2,375 $1,994 $0 Proved + Probable Proved Reserves 2011E EBITDA Proved Reserves LTM Daily Production LTM Daily Production 14.5% — 17.5% $1.25 — $1.75 $8.00 — $11.00 6.00x — 7.00x $1.75 - $2.25 $10.00 — $11.00 Discount Rate ($/Mcfe) ($/Mcfe) ($/MMcfe/d) ($ /MMcfre/d) DCF Analysis (2) Selected Transactions Analysis (3) Selected Companies Analysis (3)

Financial Analysis Financial Analyses Summary Multiples Summary of Selected Multiples1 Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(4) Financial Metric Levels(2) Low High Low High Discounted Cash Flow Analysis(3): Discount rate of 14.5% — 17.5% $2,375 $2,742 Selected Transaction Analysis: Enterprise Value / Proved reserves(5) ($/Mcfe) 2.7 Bcfe $1.25 $1.75 $3,090 $4,326 Enterprise Value / LTM Daily production(6) ($/Mcfe/d) 0.4 MMcfe/d $8.00 $11.00 $2,900 $3,987 Selected Companies Analysis: Enterprise Value / ‘11 EBITDA (Multiple) $0.4 MM 6.00x 7.00x $1,994 $2,327 Enterprise Value / Proved reserves(5) ($/Mcfe) 2.7 Bcfe $1.75 $2.25 $4,326 $5,562 Enterprise Value / LTM Daily production(6) ($/Mcfe/d) 0.4 MMcfe/d $10.00 $11.00 $3,625 $3,987

Financial Analysis Discounted Cash Flows Analysis Cash Flow Analysis1 (dollars in millions, except per unit values) Historical Cash Flows Projected FYE Cash Flows2 2006A 2007A 2008A 2009A 2010A 7Mo. ‘11E 2012E 2013E 2014E 2015E Revenue $2.8 $1.7 $1.9 $0.8 $1.0 $0.5 $0.9 $0.9 $1.1 $2.5 Revenue Growth % -39.5% 12.7% -58.2% 20.1% -4.6% 3.1% 22.6% 123.8% Effect of Hedges2 $0.1 ($0.1) $0.9 ($0.3) $0.5 ($0.0) $0.1 $0.1 $0.0 $0.0 Production Costs (0.5) (0.5) (0.6) (0.4) (0.8) (0.2) (0.3) (0.3) (0.3) (0.3) General & Administrative Costs (0.1) (0.1) (0.0) (0.2) (0.5) (0.1) (0.2) (0.2) (0.2) (0.2) Accretion of Asset Retirement Obligations (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) Add: Unrealized loss (gain) on derivative transactions (0.1) 0.1 (0.8) 0.9 (0.3) EBITDA $2.3 $1.2 $1.4 $0.7 ($0.1) $0.2 $0.4 $0.5 $0.6 $1.9 EBITDA Margin % 80.6% 68.2% 70.1% 91.9% -13.7% 36.8% 48.0% 53.2% 55.6% 77.1% Depreciation and Amortization (1.3) (0.8) (0.8) (0.9) (0.9) (0.2) (0.1) (0.1) (0.2) (0.5) EBIT $1.0 $0.4 $0.6 ($0.2) ($1.0) $0.0 $0.3 $0.3 $0.4 $1.4 Taxes3 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Unlevered Earnings $1.0 $0.4 $0.6 ($0.2) ($1.0) $0.0 $0.3 $0.3 $0.4 $1.4 Depreciation and Amortization 1.3 0.8 0.8 0.9 0.9 0.2 0.1 0.1 0.2 0.5 Change in Working Capital 0.3 0.1 0.0 (0.0) 0.0 0.0 0.0 0.0 0.0 0.0 Capital Expenditures 0.0 (0.1) (0.0) (0.0) (0.0) 0.0 (0.2) (0.3) (0.7) (1.6) Unlevered Free Cash Flows $2.6 $1.3 $1.4 $0.7 ($0.2) $0.2 $0.3 $0.2 ($0.1) $0.3 Change in Working Capital (0.3) (0.1) (0.0) 0.0 (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) Distributable Cash Flow $2.3 $1.1 $1.4 $0.7 ($0.2) $0.2 $0.2 $0.2 ($0.1) $0.3 Distributions to LP Units 2.2 1.0 1.2 1.2 0.1 0.5 0.5 0.5 0.5 0.5 Distributions to GP 0.5 0.2 0.3 0.3 0.0 (0.3) (0.2) (0.3) (0.6) (0.2) Total Distributed Cash Flow $2.7 $1.2 $1.5 $1.5 $0.2 $0.2 $0.3 $0.2 ($0.1) $0.3 Coverage Ratio 0.8x 0.9x 0.9x 0.5x -0.9x 1.0x 1.0x 1.0x 1.0x 1.0x Payout Ratio 118.7% 111.2% 113.7% 206.2% NMF 100.0% 100.0% 100.0% 100.0% 100.0%

Financial Analysis Selected Transactions Analysis Summary1 Summary of Selected Multiples Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Transaction Analysis: Enterprise Value / Proved reserves(4) ($/Mcfe) 2.7 Bcfe $1.25 $1.75 $3,090 $4,326 Enterprise Value / LTM Daily production(5) ($/Mcfe/d) 0.4 MMcfe/d $8.00 $11.00 $2,900 $3,987

Financial Analysis Selected Transactions Analysis(1) Transaction Value(2) / Transaction Proved(3) Dly. Prod.(4) Announced Buyer Seller Value(2) ($/Mcfe) ($/MMcfe/d) 5/25/2011 Synergy Resources Corp Petroleum Exploration and Management LLC $19 $1.19 9/23/2010 NorthWestern Corporation Undisclosed private company $11 $1.50 $8.36 9/15/2010 Denbury Resources Incorporated Undisclosed $115 $0.08 7/21/2010 Double Eagle Petroleum Company SM Energy Company $8 $0.87 6/29/2010 Enerplus Resources Fund Undisclosed $108 $10.00 5/13/2010 China Investment Corporation Ltd Penn West Energy Trust $592 $4.16 $13.45 5/13/2010 Gulfport Energy Corporation Undisclosed private company $8 $1.44 $28.70 3/18/2010 Opon International LLC Delta Petroleum Corporation(5) $400 $1.33 $9.73 1/5/2010 Noble Energy Incorporated Suncor Energy Incorporated $494 $1.22 $6.38 11/9/2009 Rise Energy Ltd Teton Energy Corporation $19 $0.71 $2.94 8/10/2009 Williams Companies Inc Orion Energy Partners $258 $0.65 $4.03 4/23/2009 Puckett Land Company Teton Energy Corporation $10 $2.51 4/2/2009 Noble Energy Incorporated Teton Energy Corporation $4 $1.33 3/3/2009 Undisclosed Berry Petroleum Company $154 $1.11 $7.78 2/23/2009 Longview Fund LP South Texas Oil Company $10 $3.20 $38.58 10/10/2008 SandRidge Energy Inc Tom L Ward $60 $1.40 9/25/2008 Occidental Petroleum Corporation Plains Exploration & Production Co $1,250 $2.26 $16.07 12/31/2007 Tracinda Corp Delta Petroleum Corporation $585 $1.59 $10.25 12/17/2007 Occidental Petroleum Corporation Plains Exploration & Production Co $1,550 $2.81 $19.14 9/26/2007 Teton Energy Corporation Delta Petroleum Corporation $38 $5.00 9/26/2007 Delta Petroleum Corporation Teton Energy Corporation $38 $15.20 5/14/2007 Newfield Exploration Company Stone Energy Corporation $578 $2.63 $13.14 4/18/2007 Plains Exploration & Production Co Laramie Energy LLC $945 $2.13 $22.69 1/7/2007 Forest Oil Corporation The Houston Exploration Company $1,827 $2.42 $7.84 12/31/2006 Quantum Resources Management LLC Pioneer Natural Resources Company $5 $1.48 $8.71 12/12/2006 Petroleum Development Corporation EXCO Resources Incorporated $133 $3.64 10/20/2006 Petroleum Development Corporation Unioil $17 $3.40 $23.13 8/9/2006 Black Hills Corporation Undisclosed $24 $1.04 $17.11 7/20/2006 Marathon Oil Corporation Petroleum Development Corporation $354 $1.97 6/12/2006 JANA Partners LLC The Houston Exploration Company $1,890 $2.70 $8.98 5/10/2006 Individual Investor SandRidge Energy Inc $572 $1.85 $19.05 3/9/2006 Black Hills Corporation Koch Exploration Company; Koch Industries Inc $51 $1.27 $26.50 2/22/2006 Citation Oil & Gas Corporation Meritage Energy Partners LLC $62 $1.28 $8.20 2/9/2006 Noble Energy Incorporated United States Exploration Inc $411 $1.22 $15.12 1/27/2006 Berry Petroleum Company Undisclosed private company $159 $3.19 $83.00 11/16/2005 Texas American Resources Company Undisclosed $70 $1.24 $11.67 10/31/2005 Hilcorp Energy Company; Undisclosed Kerr-McGee Corporation $243 $1.49 $8.05 High $1,890 $4.16 $83.00 Mean $353 $1.82 $14.83 Median $115 $1.48 $10.13 Low $4 $0.08 $1.33 Multiples Summary for High $70 $3.40 $38.58 Transactions Under $100 Mean $27 $1.54 $14.14 Median $19 $1.28 $10.19 million(6) Low $4 $0.71 $1.33

Financial Analysis Selected Companies Analysis Summary Summary of Selected Multiples1 Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Companies Analysis: Enterprise Value / ‘11 EBITDA (Multiple) $0.4 MM 6.00x 7.00x $1,994 $2,327 Enterprise Value / Proved reserves(4) ($/Mcfe) 2.7 Bcfe $1.75 $2.25 $4,326 $5,562 Enterprise Value / LTM Daily production(5) ($/Mcfe/d) 0.4 MMcfe/d $10.00 $11.00 $3,625 $3,987

Financial Analysis Selected Companies Analysis1,2 Selected Comparable Multiples 6/7/2011 6/7/2011 Enterprise Value(3)/ Stock % 52 wk Dividend Equity Enterprise Reserves(4) % % EBITDA(5) Reserves(4) Dly. Prod.(4) Companies Price(6) high(6) Yield(7) value(6,8) value(3) (Bcfe) Gas(4) PUD(4) R/P(4) ‘11E(9) ($/Mcfe) ($/Mmcfe/d) Cabot Oil & Gas Corporation $55.91 93% 0.2% 5,906 6,937 2,701 98% 36% 20.7 10.4x $2.57 $19.38 Berry Petroleum Co. 47.15 88% 0.6% 2,516 3,674 1,627 39% 51% 22.7 6.7x 2.26 18.74 Bill Barrett Corp. 42.19 93% 0.0% 2,019 2,385 1,118 93% 52% 11.6 5.0x 2.13 9.02 Warren Resources Inc. 3.64 59% 0.0% 260 325 130 53% 27% 12.4 7.6x 2.50 11.33 Gasco Energy Inc. 0.33 52% 0.0% 42 69 43 93% 0% 9.8 NA 1.63 5.80 Double Eagle Petroleum Co. 7.18 60% 0.0% 80 150 115 98% 35% 12.5 NA 1.30 5.94 Petroleum Development Corporation $33.39 67% 0.0% 785 1,067 861 76% 65% 22.9 6.3x $1.24 $10.36 Low 52% 0.0% $42 $69 43 39% 0% 9.8 5.0x $1.24 $5.80 High 93% 0.6% $5,906 $6,937 2,701 98% 65% 22.9 10.4x $2.57 $19.38 Median 67% 0.0% $785 $1,067 861 93% 36% 12.5 6.7x $2.13 $10.36 Mean 73% 0.1% $1,658 $2,086 942 79% 38% 16.1 7.2x $1.95 $11.51

Appendix

Appendix

Weighted Average Cost of Capital Calculation

(dollars in millions)

	Debt[1]	Preferred Stock[2]	Equity Market Value[3]	Total Capitalization[4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Berry Petroleum Co.	$1,158.1	$0.0	$2,515.7	$3,673.8	46.0%	31.5%	0.0%	68.5%
Bill Barrett Corp.	406.2	0.0	2,019.5	2,425.7	20.1%	16.7%	0.0%	83.3%
Gasco Energy Inc.	28.1	0.2	41.9	70.2	67.2%	40.1%	0.3%	59.7%
Warren Resources Inc.	73.8	0.1	260.0	333.9	28.4%	22.1%	0.0%	77.8%
Cabot Oil & Gas Corporation	1,055.0	0.0	5,906.5	6,961.5	17.9%	15.2%	0.0%	84.8%
Double Eagle Petroleum Co.	32.4	40.3	80.3	153.0	40.3%	21.2%	26.3%	52.5%
Petroleum Development Corporation	296.7	0.0	784.6	1,081.3	37.8%	27.4%	0.0%	72.6%
Breitburn Energy Partners L.P.	413.2	0.0	1,151.9	1,565.1	35.9%	26.4%	0.0%	73.6%
EV Energy Partners LP	480.0	0.0	1,777.6	2,257.7	27.0%	21.3%	0.0%	78.7%
Constellation Energy Partners LLC	157.5	6.7	62.1	226.3	253.7%	69.6%	2.9%	27.4%
Median	$351.5	$0.0	$968.2	$1,323.2	36.8%	24.3%	0.0%	73.1%
Mean	$410.1	$4.7	$1,460.0	$1,874.8	57.4%	29.2%	3.0%	67.9%

	Levered Beta[5]	Unlevered Beta[6]	Equity Risk Premium[7]	Size Premium[8]	Cost of Equity[9]	Cost of Debt[10]	Cost of Preferred Stock[11]	WACC[12]
Berry Petroleum Co.	2.03	1.39	5.25%	1.20%	15.8%	7.6%	0.0%	13.2%
Bill Barrett Corp.	1.50	1.25	5.25%	1.81%	13.6%	11.3%	0.0%	13.2%
Gasco Energy Inc.	1.28	0.76	5.25%	6.36%	17.0%	4.8%	0.0%	12.1%
Warren Resources Inc.	2.05	1.60	5.25%	2.94%	17.6%	3.5%	8.0%	14.5%
Cabot Oil & Gas Corporation	1.34	1.13	5.25%	1.01%	12.0%	6.2%	0.0%	11.1%
Double Eagle Petroleum Co.	1.75	1.25	5.25%	6.36%	19.5%	2.9%	9.3%	13.3%
Petroleum Development Corporation	1.84	1.34	5.25%	1.88%	15.5%	12.0%	0.0%	14.5%
Breitburn Energy Partners L.P.	1.02	0.75	5.25%	1.88%	11.2%	6.9%	0.0%	10.0%
EV Energy Partners LP	1.50	1.18	5.25%	1.81%	13.6%	6.2%	0.0%	12.0%
Constellation Energy Partners LLC	1.60	0.45	5.25%	6.36%	18.7%	4.9%	0.0%	8.5%
Median	1.55	1.21			15.6%	6.2%	0.0%	12.6%
Mean	1.59	1.11			15.4%	6.6%	1.7%	12.3%

1. Debt amount based on most recent public filing as of 06/07/2011.
2. Preferred stock amount as stated in most recent public filing as of 06/07/2011.
3. Equity market value based on closing price on 06/07/2011 and on reported fully-diluted shares as of 06/07/2011.
4. Total capitalization equal to equity market value + debt outstanding + preferred stock.
5. Based on actual beta per Bloomberg: 5 year weekly as of 06/07/2011.
6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)).
7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
8. Morningstar: 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196.
9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of as of 06/07/2011, based on 20-year U.S. Treasury Bond Yield.
10. Based on selected company weighted average interest rate per most recent public filings.
11. Based on selected company weighted average preferred dividend per most recent public filings.
12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization).
See next page for tax rate assumption.

HOULIHAN LOKEY | 15

Appendix Weighted Average Cost of Capital Summary Summary Market Assumptions Capital Structure Assumptions Cost of Equity for Computed WACC Risk Free Rate of Return1 3.94% Debt to Equity Market Value5 32.0% Selected Unlevered Beta6 1.21 Equity Risk Premium2 5.25% Debt to Total Capitalization5 24.3% Computed Levered Beta7 1.60 Size Premium3 6.36% Preferred Stock to Total Capitalization5 0.0% Cost of Equity8 18.7% Tax Rate4 0.00% Equity Market Value to Total Capitalization5 75.7% Cost of Debt5 6.2% Cost of Preferred Stock5 0.0% Computed Weighted Average Cost of Capital9 15.7% Company Specific Decile Beta 1.41 Weighted Average Cost of Capital based on PETD Observed Beta10 14.5% Weighted Average Cost of Capital basd on PETD Observed Beta and Partnership Size Premium11 17.8% Market Assumptions Capital Structure Assumptions Assuming No Debt Cost of Equity for Computed WACC Risk Free Rate of Return1 3.94% Debt to Equity Market Value 0.0% Selected Unlevered Beta6 1.21 Equity Risk Premium2 5.25% Debt to Total Capitalization 0.0% Computed Levered Beta7 1.21 Size Premium3 6.36% Preferred Stock to Total Capitalization 0.0% Cost of Equity8 16.7% Tax Rate4 0.00% Equity Market Value to Total Capitalization 100.0% Cost of Debt 0.0% Cost of Preferred Stock 0.0% Computed Weighted Average Cost of Capital 16.7% Check Selected Company Decile with MM and Trans Approaches Selected Weighted Average Cost of Capital Range 14.5% — - 17.5%

Appendix Hedge Summary Summary of Hedges with Current Strip Pricing as of 06/07/2011 2011 2012 2013 2011 2012 2013 NYMEX Strip — 06/7/2011 West Texas Intermediate ($/BBL) $100.59 $102.53 $101.74 $100.59 $102.53 $101.74 Henry Hub ($/MMBTU) $5.00 $5.21 $5.42 $5.00 $5.21 $5.42 CIG Strip - 06/7/2011 West Texas Intermediate ($/BBL) $92.03 $93.96 $93.17 $92.03 $93.96 $93.17 Henry Hub ($/MMBTU) $3.99 $4.21 $4.16 $3.99 $4.21 $4.16 Collars Fixed-Price Swaps Natural Gas Natural Gas CIG: NYMEX: Quantity (MMBtu) Quantity (MMBtu) 70.6 83.7 81.4 Ceiling ($/MMBtu) Weighted Average Price ($/MMBtu) $6.76 $6.98 $7.12 Floor ($/MMBtu) Expected Cash Flow $125 $148 $139 Cash Flow Oil NYMEX: NYMEX: Quantity (MMBtu) 4.0 Quantity (MMbls) 2.3 Ceiling ($/MMBtu) $8.27 Weighted Average Price ($/Bbl) $70.75 Floor ($/MMBtu) $6.00 Expected Cash Flow ($69) Cash Flow $3 CIG Basis Protection Swaps Natural Gas Quantity ($/MMBtu) 70.6 87.8 81.4 Weighted Average Price ($1.88) ($1.88) ($1.88) Expected Cash Flow ($61.6) ($76.6) ($50.7) Total Cash Flow ($6) $74 $88

Appendix Hedge Summary (continued) March 31, 2011 10Q Hedging Table Collars Fixed-Price Swaps CIG Basis Protection Swaps Weighted Average Contract Price Quantity Quantity (Gas-Mmbtu Weighted Quantity Weighted Fair Value at Commodity/Index (Gas-Mmbtu) Floors Ceilings Oil-Bbls) Average (Gas-Mmbtu) Average March 31, 2011 Natural Gas NYMEX 04/01 — 06/30/2011 — $ — $ — 23,875 78 $6. 23,875 88) $ (1. $23,168 07/01 — 12/31/2011 — - — 23,639 6.73 23,639 (1.88) $17,339 10/01 - 12/31/2011 — - — 23,103 6.78 23,103 (1.88) $12,538 01/01 — 03/31/2012 1,305 6.00 8.27 21,100 6.98 22,406 (1.88) $7,401 04/01 — 12/31/2012 2,720 6.00 8.27 62,643 6.98 65,361 (1.88) $32,300 2013 - - — 81,374 7.12 81,374 (1.88) $23,132 Total Natural Gas 4,025 235,734 239,758 $115,878 Oil Nymex 2Q 2011 — - — 754 70.75 — - $ (26,708) 3Q 2011 — - — 773 70.75 — - $ (27,956) 4Q 2011 — - — 788 70.75 — - $ (28,472) Total Oil — 2,315 — $ (83,136) Total Natural Gas and Oil $32,742 Source: PDC 2003-C March 31, 2011 Form 10Q

Appendix EBITDA Build-Up Per Reserve Class EBITDA Summary 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder NYMEX Strip — 06/7/2011 West Texas Intermediate ($/BBL) $100.59 $102.53 $101.74 $100.76 $100.17 $100.17 $100.17 $100.17 $100.17 $100.17 $100.17 $100.17 $100.17 $100.17 $100.17 $100.17 Henry Hub ($/MMBTU) $5.00 $5.21 $5.42 $5.61 $5.87 $5.87 $5.87 $5.87 $5.87 $5.87 $5.87 $5.87 $5.87 $5.87 $5.87 $5.87 PDP Production Oil (MBBL) 3 5 5 4 4 3 3 3 3 2 2 2 1 1 1 1 PP (MBBL) 1 2 2 1 1 1 1 1 1 1 1 1 1 0 0 0 Gas (MMCF) 38 51 40 32 28 24 13 12 11 10 9 8 7 5 4 6 Total PDP Production (MMCFE) 66 92 78 65 58 51 37 34 32 29 24 22 19 13 10 13 100% 113 92 78 65 58 51 37 34 32 29 24 22 19 13 10 13 PDP Revenues Oil Revenue $319 $481 $428 $381 $346 $316 $280 $257 $237 $211 $171 $154 $135 $89 $65 $81 Other Revenue $69 $105 $91 $79 $66 $60 $53 $49 $45 $41 $36 $33 $28 $19 $14 $20 Gas Revenue 149 210 176 145 136 113 63 58 54 49 43 39 34 23 18 26 Total PDP Revenue $537 $796 $695 $606 $548 $489 $396 $364 $335 $301 $250 $226 $196 $131 $97 $127 PDP Expenses Ad Valorem Tax $19 $27 $24 $21 $19 $17 $14 $13 $12 $11 $9 $8 $7 $5 $4 $5 Production Tax 3 3 3 2 2 2 1 1 1 1 0 0 0 0 0 0 Operating Expense 177 263 238 214 204 193 153 153 153 148 127 124 115 77 59 80 Other Expense 16 25 19 0 7 31 0 0 0 9 12 0 20 26 9 37 G&A Expenses 110 178 157 118 51 53 57 65 71 53 54 60 62 51 45 87 PDP EBITDA $212 $300 $254 $251 $265 $194 $170 $132 $98 $80 $47 $33 ($8) ($28) ($20) ($81) 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder PUD Production Oil (MBBL) 0 1 1 4 15 13 9 7 6 7 6 5 4 4 3 24 PP (MBBL) 0 0 1 1 5 4 3 2 2 3 3 2 2 2 2 12 Gas (MMCF) 0 3 9 18 65 55 39 32 28 44 38 31 27 24 21 165 Total PUD Production (MMCFE) 0 8 21 49 182 158 110 88 75 105 90 73 63 57 51 380 100% 0 11 28 65 243 211 147 117 99 140 120 97 85 76 68 506 PUD Revenues Oil Revenue $0 $53 $140 $363 $1,364 $1,227 $827 $649 $543 $652 $542 $448 $392 $351 $319 $2,208 PP Revenue $0 $15 $34 $61 $258 $215 $155 $126 $108 $179 $156 $125 $108 $96 $86 $675 Gas Revenue 0 14 36 80 313 264 189 154 132 216 188 151 131 116 105 814 Total PUD Revenue $0 $81 $210 $504 $1,935 $1,706 $1,171 $929 $783 $1,048 $886 $724 $630 $563 $510 $3,697 PUD Expenses Ad Valorem Tax $0 $3 $8 $18 $70 $62 $42 $34 $28 $38 $32 $26 $23 $20 $18 $133 Production Tax $0 $0 $0 $1 $4 $3 $2 $2 $2 $2 $2 $1 $1 $1 $1 $7 Operating Expense $0 $0 $5 $16 $36 $59 $59 $59 $59 $59 $67 $68 $73 $90 $94 $1,341 Other Expense $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 G&A Expenses 0 16 43 88 160 165 168 166 167 193 199 200 207 225 240 2,519 PUD EBITDA $0 $62 $154 $380 $1,665 $1,417 $900 $669 $527 $756 $586 $428 $327 $226 $157 ($303)

Selected PDC 2003-C Projected Financial Appendix Data Projected Financial Data (dollars in millions) Projected 7 Mo. ‘11E 2012E 2013E 2014E 2015E Reported Revenue $0.5 $0.9 $0.9 $1.1 $2.5 Revenue Growth % -4.6% 3.1% 22.6% 123.8% Add: Commodity price risk management (loss) gain, net (0.0) 0.1 0.1 0.0 0.0 Less: Natural Gas and Oil Production Costs (0.2) (0.3) (0.3) (0.3) (0.3) Less: General & Administrative Expenses (0.1) (0.2) (0.2) (0.2) (0.2) Less: Accretion of Asset Retirement Obligations (0.0) (0.0) (0.0) (0.0) (0.0) Add: Unrealized loss (gain) on derivative transactions EBITDA $0.2 $0.4 $0.5 $0.6 $1.9 EBITDA Margin % 36.8% 48.0% 53.2% 55.6% 77.1% Less: Depreciation, Depletion and Amortization (0.2) (0.1) (0.1) (0.2) (0.5) EBIT $0.0 $0.3 $0.3 $0.4 $1.4 EBIT Margin % 7.8% 32.2% 37.2% 39.0% 57.6% Less: Interest Expense, net (0.0) (0.0) (0.0) (0.0) (0.0) Adjusted Pre-tax Income $0.0 $0.3 $0.3 $0.4 $1.4 Less: Taxes @ 0.0% 0.0 0.0 0.0 0.0 0.0 Net Income $0.0 $0.3 $0.3 $0.4 $1.4 Net Income Margin % 7.8% 32.2% 37.2% 39.0% 57.6%

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